Exhibit 10.1

Changes to Director Compensation

In 2011, the Compensation Committee reviewed the competitiveness of the director compensation program, and as part of this conducted a benchmarking exercise using the comparator group used to benchmark the CEO compensation. On February 15, 2012 the Board of Directors approved the recommendation of the Compensation Committee to change the director compensation program from April 1, 2012. Under the new program, Directors receive a flat annual fee and do not receive any additional daily fees for performing their duties as a Director. The rates of annual retainer were set out at Exhibit 10.1 to the Company’s Form 10-Q for the quarterly period ended March 31, 2012.

Since that date, the Compensation Committee discussed the reduction of the annual retainer for the Chairman of the Board from $190,000 to $160,000 on appointment of the new Chairman. This reduction was approved by the Board of Directors of the Company on May 8, 2012 and was effective from the appointment of the new Chairman on May 10, 2012. Therefore the Chairman of the Board now receives an annual retainer of $160,000 paid quarterly.

All other director compensation payments remain as approved on February 15, 2012.

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